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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                          Molecular Devices Corporation
                    -----------------------------------------
                                (Name of Issuer)




                                 Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)




                                    60851C107
                    -----------------------------------------
                                 (CUSIP Number)





             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               / /  Rule 13d-1(b)

               / /  Rule 13d-1(c)

               /X/  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                             Page 1 of 4 pages

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----------------------------                             -----------------------
CUSIP NO. 60851C107                      13G             PAGE 2 OF 4 PAGES
----------------------------                             -----------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

       HARDEN M. McCONNELL, Ph.D.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)
       (b)   /X/
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       UNITED STATES
--------------------------------------------------------------------------------
     NUMBER OF            5     SOLE VOTING POWER

       SHARES                   -0-
                          ------------------------------------------------------
    BENEFICIALLY          6     SHARED VOTING POWER

      OWNED BY                  453,300 (see Item 4)
                          ------------------------------------------------------
        EACH              7     SOLE DISPOSITIVE POWER

     REPORTING                  -0-
                          ------------------------------------------------------
       PERSON             8     SHARED DISPOSITIVE POWER

       WITH:                    453,400 (see Item 4)
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       453,300
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       4.8%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 4 pages

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ITEM 1.
         (a)      Name of Issuer
                  MOLECULAR DEVICES CORPORATION
         (b)      Address of Issuer's Principal Executive Offices
                  1311 ORLEANS DRIVE, SUNNYVALE, CALIFORNIA
ITEM 2.
         (a)      Name of Person Filing
                  HARDEN M. McCONNELL, Ph.D.
         (b) Address of Principal Business Office or, if none, Residence DEPARTMENT OF CHEMISTRY
                  MUDD BLDG., MAIL CODE 5080
                  STANFORD UNIVERSITY
                  STANFORD, CA  94305
         (c)      Citizenship
                  UNITED STATES
         (d)      Title of Class of Securities
                  COMMON STOCK
                  CUSIP Number
                  60851C107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      / /  Broker or Dealer registered under Section 15 of the Act
                       (15 U.S.C. 78o);
         (b)      / /  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                       78c);
         (c)      / /  Insurance company as defined in section 3(a)19) of the
                       Act (15 U.S.C. 78c);
         (d)      / /  An investment company registered under section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8);
         (e)      / /  An investment adviser in accordance with Section
                       240.13d-1(b)(1)(ii)(E);
         (f)      / /  An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
         (g)      / /  A parent holding company or control person in accordance with Section 240.13d-1(b)(ii)(G);
         (h)      / /  A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i)      / /  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)      / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

ITEM 4.  OWNERSHIP
         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount Beneficially Owned:
                  453,300 **
         (b)      Percent of Class:
                  4.8%
         (c)      Number of shares as to which such person has:
                  (i)      Sole power to vote or to direct the vote:
                           -0-
                  (ii)     Shared power to vote or to direct the vote:
                           453,300 **
                  (iii) Sole power to dispose or to direct the disposition of:
                           -0-
                  (iv) Shared power to dispose or to direct the disposition of:
                           453,300 **

** Comprised solely of 453,400 shares held by Harden M. McConnell and Sophia G.
   McConnell Trust, of which Dr. McConnell is a co-trustee.

                                Page 3 of 4 pages

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


         NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


         NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


         NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP


         NOT APPLICABLE

ITEM 10. CERTIFICATION

         NOT APPLICABLE

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                          2/11/99
                                            ---------------------------------
                                                           Date

                                              /s/ Harden M. McConnell, Ph.D.
                                            ---------------------------------
                                                         Signature

                                                 HARDEN M. McCONNELL, Ph.D.
                                            ---------------------------------
                                                        Name/Title

                                  Page 4 of 4 pages